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                                                                      EXHIBIT 5



                    [HIGHAM, MCCONNELL & DUNNING LETTERHEAD]


                                                                  (714) 365-5517



                                 August 1, 1996




General Automation, Inc.
17731 Mitchell North
Irvine, California 92714

Gentlemen:

                 At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") filed by General Automation, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,455,000 shares of Common Stock, $.10 par value per share, of the Company (the "Shares"), which have been reserved for issuance in connection with the exercise of the Stock Option Agreements dated March 21, 1994 entered into by the Company with each of Lawrence Michels, Robert Bagby and Leonard Mackenzie (the "Option Agreements").

                 We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization and issuance of the Shares pursuant to the Option Agreements.

                 Based upon such examination and subject to compliance with applicable state securities and "blue sky" laws, it is our opinion that the Shares, when issued pursuant to the provisions of the Option Agreements, will constitute legally issued and outstanding shares of the Company's Common Stock, fully paid and nonassessable.

                 We consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        HIGHAM, McCONNELL & DUNNING


                                        /s/ HIGHAM, McCONNELL & DUNNING